Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

UPHEALTH, INC.

Pursuant to Article VI of the Second Amended and Restated Certificate of Incorporation of UpHealth, Inc., a Delaware corporation (the “Corporation”), Section 9.15 of Article IX of the Amended and Restated Bylaws of the Corporation (as amended heretofore, the “Bylaws”) and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended by the affirmative vote of a majority of the Board of Directors of the Corporation as follows:

Section 2.4 “Quorum” in Article II is hereby deleted in its entirety and replaced with the following By Law:

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing one-third of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing one-third of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if one-third of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

IN WITNESS WHEREOF, this amendment to the Bylaws of the Corporation is executed on May 31, 2022.

By:	/s/ Ranjani Ramakrishna
Name:	Ranjani Ramakrishna
Title:	Secretary